Exhibit 5.1

WOODBURN AND WEDGE Attorneys and Counselors At Law Sierra Plaza 6100 Neil Road, Suite 500 Reno, Nevada 89511-1149 Telephone (775) 688-3000 Facsimile (775) 688-3088

Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

July 8, 2015

Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

Ladies and Gentlemen:

We have acted as special Nevada counsel to Tenet Healthcare Corporation, a Nevada corporation (the “Company”), in connection with the issuance of (i) $1,100,000,000 aggregate principal amount of the Company’s 5.00% Senior Notes due 2019 (the “5% New Notes”), and (ii) $500,000,000 aggregate principal amount of the Company’s 5.50% Senior Notes due 2019 (the “5.5% New Notes”) and (iii) $1,900,000,000 aggregate principal amount of the Company’s 6.75% Senior Notes due 2023 (the “6.75% New Notes” and together with the 5% New Notes and 5.5% New Notes, the “Notes”) in each case pursuant to the applicable indenture identified below, that certain registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 8, 2015 (the “Registration Statement”) and on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). The 5% New Notes will be issued in exchange for the Company’s (a) 5% Senior Notes due 2019 in the aggregate amount of $600,000,000 issued on March 10, 2014 which were issued under an indenture, dated as of November 6, 2001 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York (the “Trustee”), as supplemented by a twenty-third supplemental indenture, dated as of March 10, 2014 (the “Twenty-Third Supplemental Indenture”) and (b) 5% Senior Notes due 2019 in the aggregate amount of $500,000,000 issued on June 25, 2014, which were issued as “additional notes” under the Base Indenture as supplemented by the Twenty-Third Supplemental Indenture and that certain authentication order dated as of June 25, 2014 (the “Authentication Order”). The 5.5% New Notes will be issued in exchange for the Company’s 5.5% Senior Notes due 2019 in the

Tenet Healthcare Corporation

July 8, 2015

aggregate amount of $500,000,000 issued on September 29, 2014, which were issued under the Base Indenture, as supplemented by a twenty-fourth supplemental indenture, dated as of September 29, 2014 (the “Twenty-Fourth Supplemental Indenture”). The Base Indenture together with the Twenty-Third Supplemental Indenture, Authentication Order and Twenty-Fourth Supplemental Indenture are hereinafter collectively referred to as the “Indenture”.

The 6.75% New Notes will be issued in exchange for the Company’s 6.75% Senior Notes due 2023 in the aggregate amount of $1,900,000,000 issued on June 16, 2015 by THC Escrow Corporation II, a Delaware corporation (the “Escrow Issuer”), which were issued under an Indenture dated as of June 16, 2015, between the Escrow Issuer and the Trustee (the “THC Notes Indenture”) which 6.75% Senior Notes due 2023 were assumed by the Company pursuant to that Supplemental Indenture Related to the Completion Date to the THC Notes Indenture (the “Unsecured Supplemental Indenture”) dated June 16, 2015.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

In connection with this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) Registration Statement and Prospectus;

(ii) the Indenture;

(iii) the THC Notes Indenture;

(iv) the Unsecured Supplemental Indenture;

(v) the Amended and Restated Articles of Incorporation of the Company, as presently in effect (the “Articles”),

(iv) the Amended and Restated Bylaws of the Company, as presently in effect (the “Bylaws”), and

(v) certain resolutions of the Board of Directors of the Company relating to the issuance and exchange of the Notes, the filing of the Registration Statement and related matters.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Tenet Healthcare Corporation

July 8, 2015

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the practice of law in the State of Nevada and we express no opinion as to the laws of any other jurisdiction other than the laws of the State of Nevada to the extent specifically referred to herein.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada;

2. The Twenty-Third Supplemental Indenture and Authentication Order have been duly authorized, executed and delivered by the Company;

3. The Twenty-Fourth Supplemental Indenture has been duly authorized, executed and delivered by the Company; and

4. The Unsecured Supplemental Indenture has been duly authorized, executed and delivered by the Company.

The opinions herein are limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly stated. We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter, or as a result of changes in any of the statutory or decisional law after the date of this opinion letter. This opinion is limited to the effect of the laws of the States of Nevada.

This opinion is being delivered to you for your use in connection with the filing of the Registration Statement. This opinion may not be quoted or used in whole or in part for any other purpose and it, and any copies, abstracted or portions thereof, may not be delivered to any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Notes” in the prospectus that forms part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Tenet Healthcare Corporation

July 8, 2015

Very truly yours,

WOODBURN and WEDGE

By:	/s/ Gregg P. Barnard
Gregg P. Barnard